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                                                                    Exhibit 99.1
                                 Press Release

     Unocal, Titan Exploration Agree to Merge Permian and San Juan Basin Oil and Gas Assets MIDLAND, Texas, Dec. 13-Unocal Corporation (NYSE: UCL) and Titan Exploration, Inc. (Nasdaq: TEXP) today announced their agreement to merge Unocal's oil and gas exploration and production assets in the Permian and San Juan basins with Titan into a dynamic, new publicly traded company named Pure Energy Resources, Inc.

     Pure Energy Resources will have approximately 50 million common shares outstanding upon the completion of the merger. Unocal will hold 65 percent, or
32.7 million shares of the new company. Upon approving the merger, Titan's stockholders will receive 0.4302 shares of Pure Energy Resources, Inc., stock for every share of Titan they currently hold. The transaction is expected to be completed during the first quarter of 2000.

     "This merger will create an entrepreneurial oil and gas exploration company with a strong balance sheet and the foundation to pursue profitable drillbit and acquisition opportunities in an area of operations centered in the Permian and San Juan Basins," said Roger C. Beach, Unocal chairman and chief executive officer.

     Beach noted that Unocal will contribute its significant, high quality Permian Basin business unit that is recognized as an industry leader in operating expertise. "Titan is extremely creative and knowledgeable in the region and has been very successful in applying advanced technologies to increase value," he said. The combination of both companies' skill sets will enable Pure Energy Resources to capitalize on the restructuring and consolidation opportunities taking place in the industry.

     Jack D. Hightower, current chief executive officer of Titan, will be chairman and chief executive officer of the new company. Hightower said, "The merger improves Titan's current positioning to increase focus on the Permian and San Juan basins and other areas where Titan is most competitive. The transaction improves the quality of our asset portfolio and facilitates high-grading of our combined opportunity set. We will also substantially enhance the depth of our board of directors and management team."

     M. Jack Rathbone, former president of Mobil Producing Texas & New Mexico, Inc., will assume the role of executive vice president of Operations and Gary Dupriest, current vice president of Unocal's Permian operations, will assume the role of vice president of Production. Jack Hightower said, "This will be one of the most talented and experienced exploration, development and acquisition teams operating in our core areas."

     Pure Energy Resources will become one of the largest independent E&P companies doing business in its core geographic areas. On a pro forma basis, the new company will have 175 million barrels-of-oil-equivalent ("BOE") in reserves (approximately 80 percent is proved developed producing) with net production of approximately 40,000 BOE per day. This production consists of 60 percent natural gas and 40 percent oil on a 6 to 1 MCF per barrel ratio.
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     Unocal will report the financial and operating results of Pure Energy
Resources on a consolidated basis. "The merger will be accretive to both Unocal and Titan stockholders as a result of significant synergies and opportunities for profitable growth," said Timothy H. Ling, Unocal chief financial officer and executive vice president for North American Energy Operations. "There is significant overlap in the Unocal and Titan properties, and the operating and administrative synergies from the merger should result in cost savings of at least $5 million per year," Ling said.

     Pure Energy Resources' board of directors will be Hightower, chairman; Ling; George G. Staley, executive vice president, Exploration of Titan Exploration, Inc.; Herbert C. Williamson, III, energy consultant and former managing director of Credit Suisse First Boston; Graydon H. Laughbaum, Jr., global energy advisor; and former senior vice president of New Ventures for Unocal Corporation; H. D. Maxwell, former president, North American Oil & Gas Division of Unocal Corporation, retired; and one additional Unocal affiliate director yet to be named.

     "I look forward to working with this extremely talented and experienced group of industry and business advisors," said Hightower.

     "This is a great asset base that presents our shareholders with a balanced portfolio of low-risk development, near field exploration and higher risk technology plays that provide exciting opportunities for additional production growth," said Hightower.

     He further noted that the deal was structured to provide an ownership ratio proportionate to the net asset values of the contributed properties. "This is a tremendous opportunity for our shareholders and the strength of Pure Energy Resources' balance sheet and discretionary cash flow will provide a platform for accelerated growth," Hightower said.

Unocal global strategy

     "As we continue to position the company, transactions such as the merger of the Permian assets with Titan become important to providing our stockholders with superior growth potential, as well as near-term returns," Ling said. "For the Permian Basin, we have created a competitor with all of the requisites for success and retained a structure with the accountability and the right incentives to grow value."

     Ling added that Unocal's Spirit Energy 76 unit will continue to be focused on its key Gulf of Mexico growth areas -- the deepwater, shelf, Mobile Bay and onshore. "The structure of Spirit Energy and Pure Energy Resources, Inc., in Unocal's portfolio will provide capitalization and cash flow and the right teams to grow Unocal's Lower 48 oil and gas assets," he said.

     Forward-looking statements regarding business and market transactions, cost reductions, and pro forma estimates of production and reserve quantities in this news release are based on assumptions concerning operational, market, competitive, regulatory, environmental, and other

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considerations. Actual results could differ materially as a result of factors discussed in Unocal's and Titan's 1998 Form 10-K report filed with the Securities and Exchange Commission.

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